Bulldog Technologies Granted Patent for Key Wireless Cargo Security Technology

Patent Demonstrates the Market Leading Position That Bulldog Touts in Cargo Security

RICHMOND, British Columbia, March 21, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless sensor networks and solutions that monitor, track and secure assets in the supply chain, announced today that it has been granted a new patent for a security/tracking device that attaches to the rear locking rods of a cargo container or tractor-trailer by the United States Patent and Trademark Office.

The patent outlines a solution which provides continuous feedback on security status to a receiving device, be it a device connected to a monitoring network or a mobile pager type. This unique technology is employed throughout Bulldog’s BOSSTM portfolio of industry-leading wireless cargo security devices for the supply chain.

“This patent is the main building block of our strategic wireless cargo security portfolio,” said Heetor Wald, CTO of Bulldog Technologies. “This will provide Bulldog the platform from which to continue to develop customer and market driven industry leading technologies to monitor, track and secure assets in the supply chain.”

The granting of this patent demonstrates the market leading position that Bulldog Technologies Inc. touts in cargo security. The BOSSTM line of products are designed not only to deter entry but to wirelessly alert the monitoring station should tampering occur. The product line has been proven to be invaluable in port yards, distribution centers, over the road trucking, retail stores and within the law enforcement community.

“The patent represents that Bulldog has the exclusive right to have a device attached to the locking bars of a container or tractor-trailer, with or without GPS services transmitting security data to a monitoring receiver or mobile pager. The patent is an asset to Bulldog, setting us apart by demonstrating that our technology is truly unique”, added John Cockburn, President and CEO of Bulldog Technologies. “This is a significant milestone for Bulldog and its shareholders as we continue to build out our presence throughout the various stages of the cargo supply chain, as it will surely create a barrier of entry for our competitors and keep Bulldog and the BOSSTM portfolio of wireless cargo security solutions at the forefront of the cargo security industry.”

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless sensor networks and solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices and solutions for use in the supply chain focusing on the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable assets/cargo during the transport, storage and delivery supply chain process

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com.

Contact:

Bulldog Technologies Inc.
Press Contact:
Jan Roscovich
PR Director
(604) 271-8656
jroscovich@bulldog-tech.com

Aurelius Consulting Group
Investor Contact:
Jeff Wadley
(888) 451-5721
(407) 644-4256

jeff@aurcg.com